EXHIBIT 10.35

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AWARD

PG&E CORPORATION, a California corporation, hereby grants Performance Shares to the Recipient named below (sometimes referred to as “you”). The Performance Shares have been granted under the PG&E Corporation 2014 Long-Term Incentive Plan, as amended (the “LTIP”). The terms and conditions of the Performance Shares are set forth in this cover sheet and the attached Performance Share Agreement (the “Agreement”).

Date of Grant: March 2, 2020

Name of Recipient: Michael Lewis Recipient’s Participant ID: <Emp Id> Number of Performance Shares: 5,464

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this award, the attached Agreement, and a copy of the prospectus describing the LTIP and the Performance, dated August 2020.

If, for any reason, you wish to not accept this award, please notify PG&E Corporation in writing within 30 calendar days of the date of this award at ATTN: LTIP Administrator, Pacific Gas and Electric Company, 245 Market Street, N2T, San Francisco, 94105.

Attachment

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE AGREEMENT - FINANCIAL

The LTIP and Other Agreements
This Agreement and the above cover sheet constitute the entire understanding between you and PG&E Corporation regarding the Performance Shares, subject to the terms of the LTIP. Any prior agreements, commitments or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement or the above cover sheet and the LTIP, the LTIP will govern. Capitalized terms that are not defined in this Agreement or the above cover sheet are defined in the LTIP. In the event of any conflict between the provisions of this Agreement or the above cover sheet and the PG&E Corporation 2012 Officer Severance Policy, this Agreement or the above cover sheet will govern, as applicable. The LTIP provides the Committee with discretion to adjust the performance award formula.
For purposes of this Agreement, employment with PG&E Corporation means employment with any member of the Participating Company Group.

Grant of Performance Shares	PG&E Corporation grants you the number of Performance Shares shown on the cover sheet of this Agreement (the “Performance Shares”). The Performance Shares are subject to the terms and conditions of this Agreement and the LTIP.
Vesting of Performance Shares Settlement in Shares/ Performance Goals
As long as you remain employed with PG&E Corporation, the Performance Shares will vest upon, and to the extent of, the Committee’s certification of the extent to which performance goals have been attained for this award, which certification will occur on or after January 1 but before March 15 of the third year following the calendar year of grant specified in the cover sheet (the “Vesting Date”), in all cases subject to any requirements that awards be held for at least three years following the Date of Grant. Except as described below, all Performance Shares that have not vested will be cancelled upon termination of your employment.
Vested Performance Shares will be settled in shares of PG&E Corporation common stock, subject to the satisfaction of Withholding Taxes, as described below. The number of shares you are entitled to receive will be calculated by multiplying the number of vested Performance Shares by the “payout percentage” determined as follows during the three-year performance period from January 1, 2020 through December 31, 2022 (Performance Period) (except as set forth elsewhere in this Agreement), rounded to the nearest whole number.

The Performance Shares have both Customer Experience and Public Safety measures (as described in Exhibit A), in the following weights:
1.Customer Satisfaction Score – 25%
2.PSPS Notification Accuracy – 25%
3.System Hardening – 25%
4.Substation Enablement – 25%

Subject to rounding considerations, for each measure, if performance is below threshold, the payout percentage will be 0%; if performance is at threshold, the payout percentage will be 50%; if performance is at target, the payout percentage will be 100%; and if performance is at or better than maximum, the payout percentage will be 200%. The actual payout percentage for performance between threshold and maximum will be determined based on linear interpolation between the payout percentages for threshold and target, or target and maximum, as appropriate.
Notwithstanding the foregoing, if the score for the Financial Stability modifier set forth on Exhibit A is below or at threshold level, then the payout percentage will be multiplied by 75%; if the score for the financial stability modifier is at target, the payout percentage will be multiplied by 100%; and if the score for the finnanical stability modifier is at maximum, the payout percentage will be multiplied by 125%. The actual modifier for performance between threshold and maximum will be determined based on linear interpolation between the multiplier percentages for threshold and target, or target and maximum, as appropriate.
The final score will be determined in the discretion of the PG&E Corporation Board of Directors or its delegate, including any decision to reduce or forego payment entirely. As part of exercising such discretion, the Board or its delegate (including, as appropriate, the Committee or the Pacific Gas and Electric Company Board) will take into consideration public, employee and contractor safety performance.
The final payout percentage, if any, will be determined as soon as practicable following the date that the Committee or an equivalent body certifies the extent to which the performance goal has been attained. PG&E Corporation will issue shares as soon as practicable after such determination, but no earlier than the Vesting Date, and not later than March 15 of the calendar year following completion of the Performance Period.

Dividends	Each time that PG&E Corporation declares a dividend on its shares of common stock, an amount equal to the dividend multiplied by the number of Performance Shares granted to you by this Agreement will be accrued on your behalf. If you receive a Performance Share settlement in accordance with the preceding paragraph, at that same time you also will receive a cash payment equal to the amount of any dividends accrued with respect to your Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.
Voluntary Termination	If you terminate your employment with PG&E Corporation voluntarily before the Vesting Date (other than for Retirement), all of the Performance Shares will be cancelled as of the date of such termination and any dividends accrued with respect to your Performance Shares will be forfeited.
Termination for Cause	If your employment with PG&E Corporation is terminated at any time by PG&E Corporation for cause before the Vesting Date, all of the Performance Shares will be cancelled as of the date of such termination and any dividends accrued with respect to your Performance Shares will be forfeited. In general, termination for “cause” means termination of employment because of dishonesty, a criminal offense, or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation. For the avoidance of doubt, you will not be eligible to retire if your employment is being or is terminated for cause.

Termination other than for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation other than for cause or Retirement before the Vesting Date, a portion of your outstanding Performance Shares will vest proportionally based on the number of months during the Performance Period that you were employed (rounded down) divided by the number of months in the Performance Period (36 months). All other outstanding Performance Shares will be cancelled, and any associated accrued dividends will be forfeited, unless your termination of employment was in connection with a Change in Control as provided below. Your vested Performance Shares will be settled, if at all, as soon as practicable after the Vesting Date and no later than March 15 of the year following completion of the Performance Period, based on the same payout percentage applied to active employees. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.

Retirement
If you retire before the Vesting Date, a portion of your outstanding Performance Shares will vest proportionally based on the number of months during the Performance Period that you were employed (rounded down) divided by the number of months in the Performance Period (36 months). All other outstanding Performance Shares will be cancelled, and any associated accrued dividends will be forfeited. Your vested Performance Shares will be settled, if at all, as soon as practicable after the Vesting Date and no later than March 15 of the year following completion of the Performance Period, based on the same payout percentage applied to active employees. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any. Your termination of employment will be considered a Retirement if you are age 55 or older on the date of termination and if you were employed by PG&E Corporation for at least eight consecutive years ending on the date of termination of your employment.

Death/Disability	If your employment terminates due to your death or disability before the Vesting Date, all of your Performance Shares will immediately vest as to the service requirement and will be settled, if at all, as soon as practicable after the Vesting Date and no later than March 15 of the year following completion of the Performance Period, based on the same payout percentage applied to active employees. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.

Termination Due to Disposition of Subsidiary	If your employment is terminated (other than for cause, your voluntary termination, or Retirement) (1) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Section 424(f) of the Internal Revenue Code of 1986, as amended, or (2) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation, then your outstanding Performance Shares will vest and be settled in the same manner as for a “Termination other than for Cause” described above.
Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Performance Shares subject to this Agreement.
If the Acquiror assumes or continues PG&E Corporation’s rights and obligations under this Agreement or substitutes a substantially equivalent award, Performance Shares will vest on the Vesting Date, and performance will be deemed to have been achieved at target, resulting in a payout percentage of 100%. Settlement will occur as soon as practicable after the Vesting Date and no later than March 15 of the year following completion of the Performance Period. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued with respect to your Performance Shares over the Performance Period multiplied by a payout percentage of 100%.
If the Change in Control of PG&E Corporation occurs before the Vesting Date, and if this award is neither so assumed nor so continued by the Acquiror, and the Acquiror does not provide a substantially equivalent award in substitution for the Performance Shares subject to this Agreement, all of your outstanding Performance Shares will vest and become nonforfeitable on the date of the Change in Control. Such vested Performance Shares will be settled, if at all, as soon as practicable following the original Vesting Date and no later than March 15 of the year following completion of the Performance Period. Performance will be deemed to have been achieved at target and the payout percentage will be 100%. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued with respect to your Performance Shares to the date of the Change in Control multiplied by a payout percentage of 100%.

Termination In Connection with a Change in Control
If your employment is terminated by PG&E Corporation other than for cause in connection with a Change in Control within two years following the Change in Control, all of your outstanding Performance Shares (to the extent they did not previously vest upon failure of the Acquiror to assume or continue this award) will vest and become nonforfeitable on the date of termination of your employment.
If your employment is terminated by PG&E Corporation other than for cause in connection with a Change in Control within three months before the Change in Control occurs, all of your outstanding Performance Shares will vest in full and become nonforfeitable (including the portion that you would have otherwise forfeited based on the proration of vested Performance Shares through the date of termination of your employment) as of the date of the Change in Control.
Your vested Performance Shares will be settled, if at all, as soon as practicable following the original Vesting Date but no later than March 15 of the year following completion of the Performance Period, based on the same payout percentage applied to active employees (which in this case will be deemed to be at target, consistent with the “Change in Control” section, above). At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any. PG&E Corporation has the sole discretion to determine whether termination of your employment was made in connection with a Change in Control.

Withholding Taxes
The number of shares of PG&E Corporation common stock that you are otherwise entitled to receive upon settlement of your Performance Shares will be reduced by a number of shares having an aggregate Fair Market Value, as determined by PG&E Corporation, equal to the amount of any Federal, state, or local taxes of any kind required by law to be withheld by PG&E Corporation in connection with the Performance Shares determined using the applicable minimum statutory withholding rates, including social security and Medicare taxes due under the Federal Insurance Contributions Act and the California State Disability Insurance tax (“Withholding Taxes”). If the withheld shares were not sufficient to satisfy your minimum Withholding Taxes, you will be required to pay, as soon as practicable, including through additional payroll withholding, any amount of the Withholding Taxes that is not satisfied by the withholding of shares described above.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed. If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment. See above under “Voluntary Termination.”
PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

No Retention Rights	This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation. Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.
Recoupment of Awards	Awards are subject to recoupment in accordance with any applicable law and any recoupment policy adopted by the Corporation from time to time, including the PG&E Corporation and Pacific Gas and Electric Company Executive Incentive Compensation Recoupment Policy, as last revised on February 19, 2019 and available on the PG&E@Work intranet site for the Long-Term Incentive Plan (the policy and location may be changed from time to time by PG&E Corporation).
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

Exhibit A

CUSTOMER EXPERIENCE
Customer Satisfaction Score – 25%
•Measured by a quarterly survey conducted by a third party retained by PG&E. The score is based on customer responses to a single overall question: “How would you rate the products and/or services offered by PG&E?”

Final metric score will be based on the average of the quarterly scores in 2022 (the last year in the Performance Period).

•Targets for threshold, target and maximum payouts are as follows:

◦Threshold, 0.5: CSS score of 71.7
◦Target, 1.0: CSS score of 72.3
◦Maximum, 2.0: CSS score of 74.4

PSPS Notification Accuracy – 25%
•Measured as the percentage of PSPS-affected customers who receive notifications at least 12 hours in advance of a PSPS outage.

Final metric score based on the average of the percentages across all PSPS events during the three year Performance Period.

•Threshold, target and maximum scores for PSPS impacted customers receiving notifications at least 12 hours ahead of the event are as follows:

o 0.5: 98.0%
o 1.0: 99.0%
o 2.0: 99.9%

PUBLIC SAFETY
System Hardening – 25%
•Completion of (i) rebuild of overhead circuitry to current hardening design standards; (ii) targeted undergrounding; or (iii) elimination of overhead circuitry, measures in miles of circuit.

Circuit miles are recorded as complete when individual spans/sections for each project are constructed, inspected for quality control and quality assurance against the hardening design standard, and passed as “fire safe.”

Final metric score is total circuit miles completed during the three-year Performance Period.

•Targets for threshold, target and maximum payouts are as follows:

◦0.5: 919 miles

o 1.0: 1,021 miles

o 2.0: 1, 225 miles

Substation Enablement – 25%
•Measured as the number of substations out of a possible 64 substations that are “energizable” during a Transmission-Level PSPS event. “Energizable” includes microgrid temporary or permanent generation solutions or other yet-to-be-identified solutions that allow a substation to be energized during a Transmission-Level PSPS event.

Final metric score is the count of “energizable” substations at the end of the three-year Performance Period.

•Targets for threshold, target and maximum payouts are as follows:

o 0.5: 30
o 1.0: 40
o 2.0: 50

FINANCIAL STABILITY MODIFIER
Total Shareholder Return (TSR)

Performance share payouts are targeted at the 50th percentile of TSR performance of the 2020 Performance Comparator Group.

• Seventy-five (75) percent modifier for TSR performance below the threshold 25th percentile of the Performance Comparator Group. One hundred (100) percent modifier for TSR performance at the target 50th percentile. One hundred fifty (125) percent modifier for TSR performance at the maximum 80th percentile.

• If TSR performance is between the 25th percentile and the target, or between the target and the 80th percentile, the settlement percentage for award payouts is determined by straight-line interpolation between (1) the Performance Percentile associated with each Comparator Rank and (2) the Rounded Modifier associated with each Performance Percentile (including the 25th, 50th, and 80th percentiles), as shown in the “2020 Performance Modifier Scale” set forth below, adjusted to the nearest whole number.

2020 Performance Comparator Group

Alliant Energy
Ameren Corporation
American Electric Power
CMS Energy
Consolidated Edison, Inc.
DTE Energy
Duke Energy
Edison International, Inc.
Evergy, Inc.
Eversource Energy
NiSource, Inc.
Pinnacle West Capital
Southern Company
WEC Energy Group, Inc.
Xcel Energy, Inc.

2020 Performance Modifier

Comparator Rank	Performance Percentile	Rounded Modifier
1	100%	125%
2	93%	125%
3	87%	125%
4 Maximum	80%	125%
5	73%	139%
6	67%	128%
7	60%	117%
8	53%	106%
Target	50%	100%
9	47%	97%
10	40%	90%
11	33%	83%
12	27%	77%
Threshold	25%	75%
13	20%	75%
14	13%	75%
15	7%	75%

• TSR performance is measured using an average of closing prices for 20 trading days immediately prior to the beginning and end of the performance period.

• If any member of the 2020 group ceases to be publicly traded, that member will be removed from the 2020 group and the payout methodology will be applied to the revised smaller 2020 group.

1 Interpolation shall be used in the event that PG&E’s TSR does not fall directly on one of the TSR ranks listed. For example, if PG&E Corporation’s TSR is one-quarter of the way between the TSRs of comparator companies ranked at 5 and 6, then the applicable Performance Percentile will be one- quarter of the way between the percentiles for the fifth- and sixth-ranked comparator group companies, and the modifier will be one-quarter of the way between the associated Rounded Modifier values.